FOR IMMEDIATE RELEASE

CONTACTS:
Stephen D. Axelrod, CFA
Peter J. Mundy, CFO	Alisa D. Steinberg (Media)
Intelli-Check, Inc.	Wolfe Axelrod Weinberger Assoc. LLC
Tel. (516) 992-1900	Tel. (212) 370-4500 Fax (212) 370-4505
steve@wolfeaxelrod.com
alisa@wolfeaxelrod.com

INTELLI-CHECK APPOINTS TODD LIEBMAN AS INTERIM CEO

- Jeff Levy to Remain Interim Chairman of the Board -

WOODBURY, N.Y. - June 14, 2007 -- Intelli-Check, Inc. (AMEX: IDN) announced that its Board of Directors appointed Mr. Todd Liebman as Interim CEO, effective immediately, for an indefinite period of time. Mr. Liebman’s title will be Senior Vice President of Marketing and Interim CEO. The Board determined that Mr. Liebman should be the Interim CEO as part of an orderly transition process and after careful consideration of available options. Mr. Levy will remain the Interim Chairman of the Company.

“On behalf of the Board of Directors, I would like to congratulate Todd and express our utmost confidence in his capability to deliver the results expected by the Board and our shareholders.” said Jeff Levy.

"While I am pleased with the Board’s decision and their confidence in my managerial abilities, this appointment is personally bittersweet," said Todd Liebman. "Although my tenure with Frank Mandelbaum was all too brief, Frank and I shared the same vision for Intelli-Check and I believe we are on the right track to enhance shareholder value. While my duties have been primarily focused on the commercial side of the business, I am excited to implement my skill-set to both the government and the commercial opportunities that lie ahead for Intelli-Check."

Todd Liebman joined Intelli-Check, Inc. in December 2004 as its Senior Vice President of Marketing and Operations. Prior to joining Intelli-Check, Mr. Liebman served as President of Quick Kiosk, a Kinetics Company, LLC (QK), a self-service solution provider focused on the quick serve restaurant market industry from October 2000 to December 2004. Prior to founding QK, Mr. Liebman served as Director of Business Development of Trex Communications Corporation (TrexCom), a telecommunications start-up focused on satellite communications systems and multi-media interactive response systems. Prior to joining Trex Communications, Mr. Liebman was Associate Director, Business Development for Thermo Electron Corporation (NYSE:TMO), a $4 billion conglomerate and parent company of Trex Communications. From 1996 to 1997, he worked as a Management Consultant at EMI Strategic Marketing, a strategic consulting firm. Mr. Liebman received his Bachelor's of Science in Management from Tulane University's A.B. Freeman School of Business. Mr. Liebman has also participated in an Executive Education program at the University of Pennsylvania's Wharton School of Business.

- More -

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About Intelli-Check, Inc.

Intelli-Check, Inc. is the acknowledged leader in technology that helps assure the authenticity of driver licenses, state issued non-driver and military identification cards used as proof of identity. Our patented ID-CHECK technology instantly reads, analyzes, and verifies the encoded data in magnetic stripes and barcodes on government-issue IDs from approximately 60 jurisdictions in the U.S. and Canada to determine if the content and format is valid. For more information, please visit www.intellicheck.com.

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